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                                                                    EXHIBIT 3(a)

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        ZENITH ELECTRONICS CORPORATION

          Zenith Electronics Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the Corporation is Zenith Electronics Corporation. The Corporation was originally incorporated under the name ZRC Corporation, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of the State of Delaware on January 9, 1958. The name of the Corporation was subsequently changed to Zenith Radio Corporation on March 31, 1958 and thereafter the name was changed again to Zenith Electronics Corporation on April 24, 1984. On August 23, 1999, the Corporation filed a voluntary petition for relief under chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware, and on November 5, 1999, an order confirming the plan of reorganization of the Corporation was signed and entered by that court.

          2. Pursuant to Sections 242 and 303 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this Corporation.

          3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                  ARTICLE ONE

          The name of the Corporation is Zenith Electronics Corporation.

                                  ARTICLE TWO

          The Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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                                 ARTICLE THREE

          The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR

          The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share. In accordance with 11 U.S.C. (S)1123(a)(6), the issuance of non-voting equity securities is prohibited.

                                 ARTICLE FIVE

          The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

          (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

          (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the

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     Corporation, except to the extent that the By-Laws or this Certificate of
     Incorporation otherwise provide.

          (e) No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit
     --------
     the liability of a director (i) for any breach of the director's duty of
                                  -
     loyalty to the Corporation or its stockholders, (ii) for acts or omissions
                                                      --
     not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation
                            ---
     Law of the State of Delaware or (iv) for any transaction from which the
                                      --
     director derived an improper personal benefit.

                                  ARTICLE SIX

          The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

     4. This Amended and Restated Certificate of Incorporation was adopted in accordance with the provisions of Sections 242 and 303 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of the Corporation this _____ day of ___________, 1999.


                                        ZENITH ELECTRONICS CORPORATION


                                        ____________________________________
                                        Title:


Attest:


________________________________
Secretary

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